CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated July 18, 2011, with respect to the combined statement of revenues and certain expenses of Kentland Communities and related acquired entities for the year ended December 31, 2010, which appear in this Current Report on Form 8-K/A of Sun Communities, Inc. dated July 28, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Sun Communities, Inc. and subsidiaries on Forms S-3 (File No. 333-158623, effective May 14, 2009; File No. 333-156618, effective March 31, 2009; File No. 333-149016, effective March 10, 2008); and on Form S-8 (File No. 333-162216, effective September 30, 2009).

/S/ Grant Thornton LLP

Southfield, Michigan

July 28, 2011